Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2014 First Quarter Results

•                  Consolidated net sales of $940.5 million, up 3.9%

•                  1Q14 same store sales growth of 2.2% versus: 0.44% in 4Q13; 0.71% in 3Q13; (0.78%) in 2Q13 and 2.8% in 1Q13

•                  1Q14 net earnings of $58.0 million with earnings per share of $0.35

•                  Repurchased approximately $66.2 million of stock from October 1, 2013 through December 31, 2013

DENTON, Texas, February 6, 2014 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2014 first quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“In the fiscal 2014 first quarter, consolidated net sales and same store sales grew 3.9% and 2.2%, respectively.” stated Gary Winterhalter, Chairman, President and Chief Executive Officer. “I am pleased with same store sales growth in our Sally business of 0.9% and the sequential improvement when compared to fiscal 2013 third and fourth quarters which were down 0.8% and down 1.5%, respectively.  The improvement was primarily due to an increase in traffic which gives me confidence that the return to our targeted marketing campaign and the introduction of new brands in our Sally U.S. business will continue to improve traffic results throughout the fiscal year.”

FISCAL 2014 FIRST QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2014 first quarter, consolidated net sales were $940.5 million, an increase of 3.9% from the fiscal 2013 first quarter.  Fiscal 2014 first quarter sales increase is attributed to same store sales growth and the addition of new stores.  The impact from changes in foreign currency exchange rates in the fiscal 2014 first quarter was not material.  Consolidated same store sales growth in the fiscal 2014 first quarter was 2.2%.

Gross Profit:  Consolidated gross profit for the fiscal 2014 first quarter was $460.5 million, an increase of 3.6% over gross profit of $444.4 million for the fiscal 2013 first quarter.  Gross profit as a percentage of sales was 49.0%, a 10 basis point decline from the fiscal 2013 first quarter.

Selling, General and Administrative Expenses:  For the fiscal 2014 first quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $319.5 million, or 34.0% of sales, a 20 basis point increase from the fiscal 2013 first quarter metric of 33.8% of sales and total SG&A expenses of $305.7 million.  Fiscal 2014 first quarter SG&A expenses increased $13.8 million primarily due to expenses associated with the opening of new stores such as rent, occupancy and payroll expenses.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2014 first quarter was $28.5 million, up $1.8 million from the fiscal 2013 first quarter of $26.7 million.

Provision for Income Taxes:  Income taxes were $35.3 million for the fiscal 2014 first quarter versus $36.2 million in the fiscal 2013 first quarter.  The Company’s effective tax rate in the fiscal 2014 first quarter was 37.8% versus 38.0% in the fiscal 2013 first quarter.

In fiscal year 2014, the Company’s effective tax rate is expected to be in the range of 36.5% to 37.5%.

Net Earnings and Diluted Net Earnings Per Share (EPS) (1): In the fiscal 2014 first quarter, net earnings were $58.0 million, a 1.7% decrease from fiscal 2013 first quarter net earnings of $59.0 million.  In the fiscal 2014 first quarter, diluted earnings per share were $0.35, a 9.4% increase over fiscal 2013 first quarter diluted earnings per share of $0.32.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2014 first quarter was $149.6 million, an increase of 1.2% from $147.7 million for the fiscal 2013 first quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of December 31, 2013, were $157.9 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2014 first quarter with no outstanding borrowings.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of December 31, 2013.

For the fiscal 2014 first quarter, the Company’s capital expenditures totaled $13.4 million.  Capital expenditures for the fiscal year 2014 are projected to be in the previously stated range of $85 million to $90 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $216.3 million to $689.5 million at December 31, 2013 compared to $473.2 million at September 30, 2013.  An increase in cash and cash equivalents of $110.8 million and a decrease in borrowings under the ABL facility of $76.0 million were the primary contributors to the increase in working capital.  The ratio of current assets to current liabilities was 2.58 to 1.00 at December 31, 2013 compared to 1.87 to 1.00 at September 30, 2013.

Inventory as of December 31, 2013 was $814.2 million, an increase of $61.8 million or growth of 8.2% from December 31, 2012 inventory.  This increase is primarily due to sales growth from existing stores, additional inventory from new store openings and the introduction of new brands in the Sally U.S. business.

During the period of October 1, 2013 through December 31, 2013, the Company repurchased (and subsequently retired) 2.4 million shares of its common stock under its existing Share Repurchase Program at an aggregate cost of $66.2 million.

(1)A detailed table reconciling 2014 and 2013 adjusted EBITDA is included in Supplemental Schedule C.

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Business Segment Results:

Sally Beauty Supply

Fiscal 2014 First Quarter Results for Sally Beauty Supply

•                  Sales of $573.4 million, up 2.6% from $558.8 million in the fiscal 2013 first quarter.  Sales growth was from net new store openings and same store sales growth.

•                  Same store sales growth of 0.9% versus growth of 1.6% in the fiscal 2013 first quarter; and versus a decline of 0.8% and a decline of 1.5% in fiscal 2013 third and fourth quarters, respectively.

•                  Gross margin of 54.3%, a 10 basis point decline from 54.4% in the fiscal 2013 first quarter.

•                  Segment earnings of $103.5 million, down 2.4% from $106.1 million in the fiscal 2013 first quarter.  Segment earnings in the fiscal 2013 first quarter include a $1.2 million credit, pre-tax, related to the partial reversal of an accrual for the settlement of a litigation matter.

•                  Segment operating margins decreased 90 basis points to 18.1% of sales from 19.0% in the fiscal 2013 first quarter.

•                  Net store base increased by 112 over the fiscal 2013 first quarter for total store count of 3,444.

Sales growth in the fiscal 2014 first quarter was driven by new store openings and same store sales.  Gross profit margin decline of 10 basis points primarily resulted from an unfavorable product mix shift.  Segment operating earnings and margin were negatively impacted by lower gross profit margin and higher SG&A expenses.

Beauty Systems Group

Fiscal 2014 First Quarter Results for Beauty Systems Group

•                  Sales of $367.1 million, up 5.9% from $346.6 million in the fiscal 2013 first quarter.

•                  Same store sales growth of 5.2% versus 5.6% in the fiscal 2013 first quarter.

•                  Gross margin of 40.7%, up 30 basis points when compared to the fiscal 2013 first quarter of 40.4%.

•                  Segment earnings of $54.8 million, up 12.5% from $48.8 million in the fiscal 2013 first quarter.

•                  Segment operating margins increased by 80 basis points to 14.9% of sales from 14.1% in the fiscal 2013 first quarter.

•                  Net store count was 1,249, an increase of 56 stores over the fiscal 2013 first quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2014 first quarter were 992 versus 1,035 at the end of the fiscal 2013 first quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, net new store openings and the full service business.  Segment operating earnings and margin growth was primarily due to gross margin and SG&A leverage improvement.

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Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1951 (International:  612-288-0340).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 12:00 p.m. (Central) February 6, 2014 through February 20, 2014 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 317155.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.6 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,700 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offers up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the

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possibility of material interruptions in the supply of beauty supply products by our manufacturers or third-party distributors; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise-based business; the success of our e-commerce business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; opening and operating new stores profitably; the impact of in the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks and servicemarks; the risk that our products may infringe on the intellectual property of others; conducting business outside the United States; disruption in our information technology systems; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

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Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2013	2012	% CHG

Net sales	$940,464	$905,441	3.9%
Cost of products sold and distribution expenses	479,938	461,073	4.1%
Gross profit	460,526	444,368	3.6%
Selling, general and administrative expenses (1)	319,478	305,689	4.5%
Depreciation and amortization	19,255	16,808	14.6%
Operating earnings	121,793	121,871	-0.1%
Interest expense	28,489	26,725	6.6%
Earnings before provision for income taxes	93,304	95,146	-1.9%
Provision for income taxes	35,309	36,163	-2.4%
Net earnings	$57,995	$58,983	-1.7%

Earnings per share:
Basic	$0.35	$0.33	6.1%
Diluted	$0.35	$0.32	9.4%

Weighted average shares:
Basic	163,603	178,346
Diluted	167,755	183,386

			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.3%	54.4%	(10)
BSG Segment Gross Profit Margin	40.7%	40.4%	30
Consolidated Gross Profit Margin	49.0%	49.1%	(10)
Selling, general and administrative expenses	34.0%	33.8%	20
Consolidated Operating Profit Margin	13.0%	13.5%	(50)
Net Earnings Margin	6.2%	6.5%	(30)

Effective Tax Rate	37.8%	38.0%	(20)

(1)         Selling, general and administrative expenses include share-based compensation of $8.5 million and $9.1 million for the three months ended December 31, 2013 and 2012, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2013	2012	% CHG
Net sales:
Sally Beauty Supply	$573,355	$558,816	2.6%
Beauty Systems Group	367,109	346,625	5.9%
Total net sales	$940,464	$905,441	3.9%

Operating earnings:
Sally Beauty Supply	$103,543	$106,087	-2.4%
Beauty Systems Group	54,834	48,753	12.5%
Segment operating earnings	$158,377	$154,840	2.3%

Unallocated corporate expenses (1)	(28,062)	(23,918)	17.3%
Share-based compensation	(8,522)	(9,051)	-5.8%
Interest expense	(28,489)	(26,725)	6.6%
Earnings before provision for income taxes	$93,304	$95,146	-1.9%

			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	18.1%	19.0%	(90)
Beauty Systems Group	14.9%	14.1%	80
Consolidated operating profit margin	13.0%	13.5%	(50)

(1)       Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2013	2012	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$57,995	$58,983	-1.7%
Add:
Depreciation and amortization	19,255	16,808	14.6%
Share-based compensation (1)	8,522	9,051	-5.8%
Interest expense	28,489	26,725	6.6%
Provision for income taxes	35,309	36,163	-2.4%
Adjusted EBITDA (Non-GAAP)	$149,570	$147,730	1.2%

(1)         Share-based compensation for the three months ended December 31, 2013 and 2012 includes $5.3 million and $5.9 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2013	2012	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,423	3,306	117
Franchise stores	21	26	(5)
Total Sally Beauty Supply	3,444	3,332	112
Beauty Systems Group:
Company-operated stores	1,092	1,034	58
Franchise stores	157	159	(2)
Total Beauty System Group	1,249	1,193	56
Total	4,693	4,525	168

BSG distributor sales consultants (end of period) (1)	992	1,035	(43)

	2013	2012	Basis Pt Chg
First quarter company-operated same store sales growth (2)
Sally Beauty Supply	0.9%	1.6%	(70)
Beauty Systems Group	5.2%	5.6%	(40)
Consolidated	2.2%	2.8%	(60)

(1)         Includes 324 and 352 distributor sales consultants as reported by our franchisees at December 31, 2013 and 2012, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	December 31, 2013	September 30, 2013
Financial condition information (at period end):
Working capital	$689,478	$473,164
Cash and cash equivalents	157,924	47,115
Property and equipment, net	228,182	229,540
Total assets	2,060,133	1,950,086
Total debt, including capital leases	1,814,265	1,690,703
Total stockholders’ (deficit) equity	$(291,179)	$(303,479)

	December 31, 2013	Interest Rates

Debt position excluding capital leases (at period end):

Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%

Senior notes due 2019	750,000	6.875%

Senior notes due 2022 (1)	858,148	5.750%

Senior notes due 2023	200,000	5.500%

Other (2)	1,026	4.93% to 5.79%

Total debt	$1,809,174

Debt maturities, excluding capital leases
Twelve months ending December 31,
2014	$961
2015	65
2016-2018	—
Thereafter (1)	1,808,148
Total debt	$1,809,174

(1)         Amount, at December 31, 2013, includes unamortized premium of $8.1 million related to notes in an aggregate principal amount of $150.0 million issued in September 2012. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.

(2)         Represents pre-acquisition debt of businesses acquired.